EXHIBIT 99.1

Heat Biologics, Inc. Closes on up to $7.5 Million Secured Term Loan Facility

- Strategic financing alternative extends cash runway into 2016 -

DURHAM, NC – August 25, 2014 – Heat Biologics, Inc. (NASDAQ: HTBX), a clinical stage biopharmaceutical company focused on the development of cancer immunotherapies, announced today that it closed on a debt financing in the principal amount of up to $7.5 million with Square 1 Bank.  Funds from the secured term loan will be utilized for working capital and to progress the Company’s clinical trials and will be made available to the Company in four tranches based on the achievement of significant corporate milestones over the next 14 months.  Following the closing of the loan, management expects the Company’s current cash position to be extended by at least two quarters through the first quarter of 2016.

Matt Czajkowski, Chief Financial Officer of Heat Biologics, commented, “The closing of this important debt financing with Square 1 Bank is expected to substantially extend Heat’s cash runway.  Moving forward, we remain committed to judiciously managing our resources and further identifying ways in which we can reach our key inflection points with cash-on hand, including the Company’s first Phase 2 data readout from our bladder cancer study.”

The term loan with Square 1 Bank is payable in four tranches.  The first tranche is payable as interest-only prior to December 31, 2014 but will be extended to June 30, 2015 if the condition for the second tranche has been met.  The second tranche of the loan is payable as interest-only prior to June 30, 2015 but will be extended to October 31, 2015 if the conditions of tranche three have been met.  The loan’s third tranche is payable as interest-only prior to October 31, 2015.  Lastly, both principal and interest on the tranche four loan are payable in the month following the making of the loan.

About Heat Biologics, Inc.

Heat Biologics, Inc. (www.heatbio.com) is a clinical-stage biopharmaceutical company focused on developing its novel, “off-the-shelf” ImPACT therapeutic vaccines to combat a wide range of cancers.  Our ImPACT Therapy is designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to "pump out" a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called "gp96" to educate and activate a cancer patient's immune system to recognize and kill cancerous cells.  Heat’s Viagenpumatucel-L (HS-110) will be entering Phase 2 trials against non-small cell lung cancer and its Vesigenurtacel-L (HS-410) is being evaluated in an ongoing Phase 1/2 clinical trial against bladder cancer.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the closing and the expected substantial extension of Heat’s cash runway due to the financing.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat to meet the conditions necessary for funding under the agreement, Heat's ImPACT Therapy to perform as designed and unanticipated expenses that could impact Heat’s cash runway and the other factors described in our annual report on Form 10-K for the year ended December 31, 2013 and our other filings with the SEC.

The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Heat Biologics, Inc. Contact Information:

Matthew Czajkowski

Chief Financial Officer

(919) 240-7133

matt@heatbio.com

Jenene Thomas

Investor Relations and Corporate Communications Advisor

Jenene Thomas Communications, LLC

(908) 938-1475

investorrelations@heatbio.com

Source: Heat Biologics, Inc.

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